Exhibit 28(d)(xli)

AMENDMENT NO. 4 TO THE SUBADVISORY AGREEMENT

This AMENDMENT NO. 4 TO THE SUBADVISORY AGREEMENT (the “Amendment”) is effective as of October 1, 2013 by and between SUNAMERICA ASSET MANAGEMENT CORP., a Delaware corporation (the “Adviser”), and MASSACHUSETTS FINANCIAL SERVICES COMPANY, a Delaware corporation (the “Subadviser”).

WITNESSETH:

WHEREAS, the Adviser and SUNAMERICA SERIES TRUST, a Massachusetts business trust (the “Trust”), have entered into an Investment Advisory and Management Agreement dated as of January 1, 1999, as amended from time to time (the “Advisory Agreement”), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to it which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement; and

WHEREAS, the Adviser and Subadviser are parties to that certain Subadvisory Agreement dated January 1, 1999, as amended, with respect to the Trust; and

WHEREAS, the parties wish to amend the Subadvisory Agreement as set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Schedule A to the Subadvisory Agreement is hereby amended to reflect the addition of the Blue Chip Growth Portfolio and fee reductions to the MFS Massachusetts Investors Trust Portfolio. Schedule A is also attached hereto.

Portfolio(s)	Annual Fee (as a percentage of the average daily net assets the Subadviser manages in the portfolio)
Blue Chip Growth Portfolio	0.325% first $50 million 0.225% next $100 million 0.200% next $350 million 0.150% over $500 million
MFS Massachusetts Investors Trust Portfolio	0.375% first $250 million 0.350% next $250 million 0.375% next $1 billion 0.250% over $1.5 billion

Subadviser shall manage the Blue Chip Growth Portfolio and MFS Massachusetts Investors Trust Portfolio assets and shall be compensated as noted above.

2. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3. Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Agreement shall remain unchanged and shall continue to be in full force and effect.

4. Miscellaneous. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Subadvisory Agreement.

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Amendment as of the date first above written.

SUNAMERICA ASSET MANAGEMENT CORP.		MASSACHUSETTS FINANCIAL SERVICES COMPANY

By:	/s/ PETER A. HARBECK	By:	/s/ ROBERT J. MANNING
Name:	Peter A. Harbeck	Name:	Robert J. Manning
Title:	President and Chief Executive Officer	Title:	Chairman and Chief Executive Officer

SCHEDULE A

Effective October 1, 2013

Portfolio(s)	Annual Fee (as a percentage of the average daily net assets the Subadviser manages in the portfolio)
MFS Massachusetts Investors Trust Portfolio	0.375% first $250 million 0.350% next $250 million 0.325% next $1 billion 0.250% over $1.5 billion
MFS Total Return Portfolio	0.375% first $500 million 0.350% next $250 million 0.320% next $250 million 0.300% over $1 billion
Telecom Utility Portfolio	0.375% first $250 million 0.325% next $500 million 0.300% next $750 million 0.250% over $1.5 billion
Blue Chip Growth Portfolio	0.325% first $50 million 0.225% next $100 million 0.200% next $350 million 0.150% over $500 million